Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 18, 2011, with respect to the combined financial statements of U.S. Silica Holdings, Inc. and Subsidiaries and GGC RCS Holdings, Inc. contained in the Registration Statement and Prospectus ( File No 333-175636), filed on February 1, 2012, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Baltimore, Maryland
February 10, 2012

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd